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                                                    [PRUDENTIAL SECURITIES LOGO]
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                                                                    May 15, 1996


The Board of Directors
A+ Network, Inc.
2416 Hillsboro Road
Nashville, TN  37212


Attention:       Elliott H. Singer
                 Chairman of the Board




Dear Sirs:

We understand that A+ Network, Inc. ("A+ Network"), a Tennessee corporation, and Metrocall, Inc. ("Metrocall"), a Delaware corporation, propose to enter into an Agreement and Plan of Merger (the "Agreement"). Pursuant to the Agreement, Metrocall shall offer to purchase up to approximately 2.1 million shares of the issued and outstanding voting common stock, par value $0.01 per share, of A+ Network (the "Shares"), together with the related Rights (as defined in the Agreement), at a price of $21.10 per Share (or such higher price as is paid pursuant to the tender offer, the "Cash Consideration") net to the seller in cash (the "Tender Offer"). In addition, subject to the consummation of the Tender Offer, Metrocall shall purchase approximately 2.2 million Shares, together with the related Rights, at the Cash Consideration, from certain A+ Network insiders, such purchases to close promptly following the closing of the Tender Offer. Also pursuant to the Agreement: (i) following the consummation of the Tender Offer and the satisfaction of certain conditions, A+ Network shall be merged with and into Metrocall (the "Merger"); and (ii) each Share outstanding immediately prior to the effective time of the Merger (other than Shares held by Metrocall or any subsidiary thereof), together with the related Rights, shall be converted into the right to receive (a) approximately 1.179 newly issued shares of common stock, par value $0.01 per share, of Metrocall (the "Purchaser Shares") if the Average Purchaser Share Price (as defined in the Agreement) is $17.90 or less, (b) approximately 0.964 Purchaser Shares if the Average Purchaser Share Price is $21.88 or greater, or (c) Purchaser Shares equal to the quotient of $21.10 divided by the Average Purchaser Share Price, if the Average Purchaser Share Price is greater than $17.90 but less than $21.88. Further pursuant to the Agreement, for each Purchaser Share issued pursuant to the Agreement, one variable common right ("VCR") shall also be issued, having the terms set forth in the Agreement. The Cash Consideration, the Purchaser Shares and the VCRs are collectively referred to herein as the "Consideration"; such Consideration may be paid at different times and in a different manner if the Tender Offer is terminated under certain circumstances.

Prudential Securities Incorporated ("Prudential Securities") has been requested by the Board of Directors of A+ Network to provide its opinion as to whether the Consideration to be received by the holders of the Shares is fair from a financial point of view.
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                                                    [PRUDENTIAL SECURITIES LOGO]
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                                                          The Board of Directors
                                                                A+ Network, Inc.
                                                                    May 15, 1996
                                                                          Page 2



In conducting our analysis and arriving at the opinion set forth below, we have reviewed such materials and considered such financial and other factors as we deemed appropriate under the circumstances, including among others, the following: (i) a draft dated May 15, 1996 of the Agreement; (ii) certain historical financial, operating and other data that were publicly available or that were furnished to us regarding A+ Network and Metrocall; (iii) certain information, including financial analyses and projections, relating to the business, cash flows, assets and prospects of A+ Network provided by the management of A+ Network; (iv) certain information, including financial analyses and projections, relating to the business, cash flows, assets and prospects of Metrocall based on information provided by the management of Metrocall and developed by us in conjunction with the management of A+ Network;
(v) the pro forma combined financial impact of the consummation of the Merger on A+ Network and Metrocall; (vi) the trading history of the common stock of each of A+ Network and Metrocall; (vii) publicly available financial, operating and stock market data for companies engaged in businesses that we deemed comparable to A+ Network and Metrocall or otherwise relevant to our inquiry;
(viii) the financial terms of certain other recent transactions; and (ix) such other factors as we deemed appropriate. We have met with senior officers of A+ Network and Metrocall to discuss their judgments with respect to the prospects for their respective businesses generally, as well as their estimates of future financial performance, and such other matters as we believed relevant to our inquiry.

In connection with our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and have not attempted independently to verify any such information. We have neither made nor obtained any independent appraisals of the properties, facilities or other assets of A+ Network or Metrocall. With respect to the operating and financial projections which were provided by the managements of A+ Network and Metrocall, and those developed by us in conjunction with the management of A+ Network, we have assumed that they represent each respective management's best currently available estimate as to the future operating and financial performance of A+ Network and Metrocall, respectively. In addition, we have assumed that all the transactions contemplated by the Agreement will be consummated on the basis of the terms and provisions of the draft dated May 15, 1996 of the Agreement. Our opinion is necessarily based on economic, financial and market conditions as they exist and can be evaluated on the date hereof.

Prudential Securities has provided financial advisory and financing services to A+ Network in the past, for which we have received fees. As you are aware, we have been retained by A+ Network to act as its financial advisor in connection with the Merger and will receive fees for such services. The majority of such fees are contingent upon consummation of the transactions contemplated by the Agreement. In addition, Prudential Securities provides equity research on A+ Network and Metrocall. Further, in the ordinary course of business, we may trade the securities of A+ Network and of Metrocall for our own account and for the accounts of customers, and, accordingly, at any time we may hold a long or short position in such securities, and certain accounts of our customers hold such securities.
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                                                    [PRUDENTIAL SECURITIES LOGO]
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                                                          The Board of Directors
                                                                A+ Network, Inc.
                                                                    May 15, 1996
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Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received pursuant to the Agreement is fair, from a financial point of view, to the holders of the Shares of A+
Network.

This letter and the opinion stated herein is for the use of the Board of Directors of A+ Network, and except as set forth in our engagement letter with A+ Network, dated April 1, 1996, may not be reproduced, summarized, excerpted from or otherwise publicly referred to or disclosed in any manner, without our prior written consent.

Our advisory services and the opinion expressed herein are provided for the use of the Board of Directors of A+ Network in its evaluation of the Tender Offer and the Merger, and our opinion is not intended to be, and does not, constitute a recommendation to any stockholder of A+ Network as to how such stockholder should vote at the stockholders' meeting held in connection with the Merger.

                                        Very truly yours,

                                        /s/ Prudential Securities Incorporated

                                        PRUDENTIAL SECURITIES INCORPORATED